December 17, 2009
FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL, INC.
REPORTS NOVEMBER 2009 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Although November’s business activity was somewhat less vibrant than October’s, partially due to two fewer days, the healthier retail environment was evident in our 13 percent increase in commissions and fees contrasted to last November,” stated Chairman and CEO Thomas A. James. “The improved market for equities is reflected in the continued growth of assets under management and total customer assets under administration, both of which should be indicative of future revenue generating capacity. Underwriting activity, while not robust, remains above last year’s almost nonexistent levels.

“The continuing decline in total assets in Raymond James Bank isn’t by design. In spite of the fact that we are trying to grow total loans, loan repayments have exceeded our ability to add loans due to relatively fewer quality loans in the marketplace. These lower levels suggest lower earnings power than last year’s first quarter at Raymond James Bank,” James concluded.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $229 billion, of which approximately $29 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

	November 2009	November 2008	October 2009
	(20 business days)	(19 business days)	(22 business days)

Securities commissions/fees (1)	$ 147.7 mil.	$ 130.7 mil	$ 158.1 mil.

Financial Assets Under Management
Managed Accounts (2)	$ 26.7 bil.	$ 20.5 bil.	$ 25.5 bil.
Money Market Funds (3)	2.8 bil.	6.3 bil.	2.9 bil.
Total Financial Assets
Under Management	$ 29.5 bil.	$ 26.8 bil.	$ 28.4 bil.

# of managed/co-managed underwritings (4)	12	1	11

Total customer assets under administration	$ 229.0 bil.	$ 166.9 bil.	$ 220.0 bil.

Raymond James Bank total assets	$ 7.8 bil.	$ 9.6 bil.	$ 8.1 bil.

Raymond James Bank total loans, net	$ 6.5 bil.	$ 7.7 bil.	$ 6.5 bil.
(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3) Approximately $3 billion of these balances moved out of the money market funds in September 2009. The majority of which transferred into the multi-bank depository program.

(4) This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.